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                           CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in this Annual Report (Form 10-K) of Vaughn Communications, Inc. of our report dated March 20, 1996 included in the 1996 Annual Report to Shareholders of Vaughn Communications, Inc.

Our audits also included the financial statement schedule of Vaughn Communications, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material aspects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (forms S-8 No. 33-41882, 33-41883, 33-41884 and 33-41885) pertaining to certain stock option plans of the Company of our report dated March 20, 1996, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Vaughn Communications, Inc.




Minneapolis, Minnesota
April 25, 1996



EXHIBIT 23